                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]    Preliminary Proxy Statement         [_]    Confidential, For Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to Rule 14a-12

                      INTEREP NATIONAL RADIO SALES,  INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X]    No fee required.
 [_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
 (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
 (2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
 (4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
 (5)    Total fee paid:

--------------------------------------------------------------------------------
 [_]    Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
 [_]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 (1)    Amount previously paid:

--------------------------------------------------------------------------------
 (2)    Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
 (3)    Filing Party:

--------------------------------------------------------------------------------
 (4)    Date Filed:

--------------------------------------------------------------------------------

                       INTEREP NATIONAL RADIO SALES, INC.
                                100 Park Avenue
                            New York, New York 10017

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on August 8, 2000

   The Annual Meeting of Shareholders of Interep National Radio Sales, Inc., a New York corporation ("Interep"), will be held at 10:00 a.m. local time on Tuesday, August 8, 2000, at Interep's offices at 100 Park Avenue, 5th Floor, New York, New York 10017, for the following purposes:

     1. To elect five directors for terms of one, two and three years;

     2. To ratify the appointment of Arthur Andersen LLP as Interep's independent auditors for the 2000 fiscal year; and

     3. To transact such other business as may properly come before the Annual Meeting.

   Only shareholders of record at the close of business on July 5, 2000, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

   It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. You are invited to attend the Annual Meeting in person, but whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may, if you prefer, revoke your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          Paul Parzuchowski
                                          Secretary

July 10, 2000

                       INTEREP NATIONAL RADIO SALES, INC.

                                PROXY STATEMENT


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interep National Radio Sales, Inc., a New York corporation ("Interep"), to be voted at the Annual Meeting of Shareholders of Interep (the "Meeting") to be held on Tuesday, August 8, 2000, at 10:00 a.m., at Interep's offices at 100 Park Avenue, 5th Floor, New York, New York 10017. This Proxy Statement, the accompanying form of proxy and Interep's Annual Report for the fiscal year ended December 31, 1999, are first being mailed to shareholders on or about July 10, 2000.

   Only shareholders of record at the close of business on July 5, 2000, will be entitled to notice of, and to vote at, the Meeting. Shares represented by duly executed proxies received by Interep will be voted in accordance with the instructions contained therein. In the absence of specific instructions, proxies will be voted FOR the election as directors of the five persons nominated by the Board of Directors, FOR the proposal to ratify the selection of Arthur Andersen LLP as Interep's independent auditors for the 2000 fiscal year, and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Meeting.

   The execution of a proxy will in no way affect a shareholder's right to attend the Meeting and to vote in person. A proxy given by a shareholder may nevertheless be revoked at any time before it is voted by communicating such revocation in writing to American Stock Transfer & Trust Company, at 40 Wall Street, New York, New York 10005, to Interep's Secretary or by executing and delivering a later-dated proxy. Further, any person who has executed a proxy but is present at the Meeting may vote in person instead of by proxy, thereby revoking any proxy previously given, except as to any matter on which, prior to such revocation, a vote has been cast at the Meeting. The mere presence at the Meeting of a shareholder who has appointed a proxy does not revoke the appointment.

   The election of directors requires the affirmative vote of a plurality of the votes cast, and the ratification of the selection of Arthur Andersen LLP as Interep's independent auditors for the 2000 fiscal year and the approval of any other matter that may properly be brought before the Meeting require the affirmative vote of a majority of the votes cast on such proposal at the Meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Shares represented by proxies marked to withhold authority to vote or to abstain, and shares represented by proxies that indicate that a broker or nominee does not have discretionary authority to vote, will be counted only to determine the existence of a quorum at the Meeting.

   Interep will bear the cost of soliciting proxies on behalf of the Board of Directors. In addition to the use of the mails, proxy solicitations may be made by telephone, fax and personal interview by Interep's officers, directors and employees. Interep will, on request, reimburse brokerage houses and persons holding shares in their names or in the name of their nominees for their reasonable expenses in sending soliciting material to their principals.

   Interep's executive offices are located at 100 Park Avenue, New York, New York 10017. Interep's telephone number is (212) 916-0700.

                   VOTING SECURITIES AND BENEFICIAL OWNERSHIP

   Only shareholders of record at the close of business on July 5, 2000 will be entitled to vote at the Meeting and any adjournment thereof. At the close of business on that date, there were outstanding 5,205,409 shares of Class A common stock, $0.01 par value per share, and 4,085,220 shares of Class B common stock, $0.01 par value per share. Each share of Class B common stock is entitled to 10 votes per share in all matters presented to the shareholders, except for certain amendments to Interep's Restated Certificate of Incorporation, certain "going private" transactions and as otherwise required by applicable law. The shares of Class A common stock are entitled to one vote per share on all matters. Only qualified holders, that is, members of our Board of Directors, our active employees, the controlled affiliates, spouses, estates or personal representatives of directors and employees, and our employee benefit plans, including the Employee Stock Ownership Plan (the "ESOP") and the Stock Growth Plan, may hold Class B common stock.

   The following table sets forth certain information concerning the beneficial ownership of our common stock held on July 5, 2000 by (i) each person known to us to own beneficially more than 5% of the common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group.

   The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock subject to options that are currently exercisable, or exercisable within 60 days of July 5, 2000, are deemed to be beneficially owned by the person holding the options for the purpose of computing that person's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares shown as beneficially owned.

                                                  Amount and Nature
                                              of Beneficial Ownership
                                           ------------------------------
            Name and Address                                              Percent of Total
           of Beneficial Owner                 Number             Percent   Voting Power
           -------------------             --------------      ------------ ----------------
Franklin Resources, Inc.
 777 Mariners Island Boulevard
 San Mateo, California 94404.............         525,000(1)        5.7%         1.1%
Gilder Gagnon Howe & Co. LLC
 1775 Broadway, 26th Floor
 New York, New York 10019................
                                                  623,365(2)        6.7%         1.4%
Janus Capital Corporation
 100 Filmore Street
 Denver, Colorado 80206-4923.............         589,735(3)        6.3%         1.3%
Interep National Radio Sales, Inc.
Employee Stock Ownership Plan and
 Trust(4)................................       1,711,925          18.4%        37.2%
Interep National Radio Sales, Inc.
Stock Growth Plan and Trust(4)...........       1,864,465          20.0%        40.5%
Ralph C. Guild(5)(6).....................       3,116,672          26.3%        43.5%
Marc G. Guild(5)(7)......................         550,017           5.7%        10.9%
William J. McEntee, Jr.(8)...............         422,305           4.3%         8.4%
Stewart Yaguda(9)........................         215,005           2.3%         4.5%
Charles Parra(10)........................           9,192           *            *
Leslie D. Goldberg(11)...................          52,240           *            *
Jerome S. Traum(12)......................             --            --           --
Howard M. Brenner(13)....................             500           *            *
All Directors and Executive Officers as a
 Group (8 Persons)(4)(6)(7)(8)(9)(10)(11)
 (12)(13)................................       4,365,931          33.7%        52.8%

--------
   * Less than 1%

 (1) Reflects shares beneficially owned as of January 19, 2000, according to a statement on Schedule 13G, filed on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc.
 (2) Reflects shares beneficially owned as of April 30, 2000, according to a statement on Schedule 13G, filed on behalf of Gilder Gagnon Howe & Co. LLC.
 (3) Reflects shares beneficially owned as of February 9, 2000, according to a statement on Schedule 13G, filed on behalf of Janus Capital Corporation, Thomas H. Bailey and Janus Venture Fund.
 (4) The shares of Class B common stock shown in this table as being owned beneficially by Messrs. Ralph Guild, Marc Guild, McEntee, Yaguda and Parra and by all directors and executive officers as a group include shares owned by the ESOP and the Stock Growth Plan and allocated to plan accounts maintained for such persons. As of July 5, 2000, the combined number of shares allocated by such plans to such persons was as follows: Ralph Guild, 323,819 shares, Marc Guild, 68,783 shares, William J. McEntee, Jr., 4,385 shares, Stewart Yaguda, 6,045 shares, Charles Parra, 9,192 shares, and all directors and executive officers as a group, 412,224 shares. ESOP and Stock Growth Plan participants have the right to direct the votes of the shares allocated to them with respect to certain significant matters submitted to a vote of shareholders, although the trustees of the ESOP and Stock Growth Plan have the authority to vote all shares held by such plans in their discretion with regard to all other matters, including the election of directors. Messrs. Ralph Guild, Goldberg and Marc Guild are the trustees of the ESOP and the Stock Growth Plan, and each disclaims beneficial ownership of the shares held by the ESOP and the Stock Growth Plan other than, in the case of Ralph Guild and Marc Guild, the shares allocated to their plan accounts.
 (5) Ralph Guild and Marc Guild are father and son and each disclaims beneficial ownership of the other's holdings.
 (6) Includes options granted to Ralph Guild (i) in 1988 to purchase 208,960 shares of Class B common stock at an exercise price of $1.56 per share,
     (ii) in 1991 to purchase 208,960 shares at an exercise price of $2.77 per share, (iii) in 1995 to purchase 208,960 shares at an exercise price of $3.91 per share, (iv) in June 1998 to purchase 626,880 shares at an exercise price of $3.80 per share, (v) in July 1998 to purchase 1,253,759 shares at an exercise price of $4.02 per share and (vi) in December 1998 to purchase 52,240 shares at an exercise price of $4.20. All of such options are currently exercisable. The options referred to in clauses (i),
     (ii) and (iii) expire in December 2005 and the options referred to in clauses (iv), (v) and (vi) expire in June 2008, July 2008 and December 2008, respectively. Does not include options granted in April 2000 to purchase 125,000 shares at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000. All of the exercise prices referred to in Notes 6 through 10 were equal to the value per share of common stock as determined by an independent appraisal as of the time of the grant of the options, except that the exercise price of all options granted in April 2000 was equal to the fair market value per share of Class A common stock, calculated as the average of the closing prices thereof on the Nasdaq Market during March 2000. Each share of Class B common stock is convertible into one share of Class A common stock.
 (7) Includes options granted to Marc Guild in (i) 1991 to purchase 104,480 shares of Class B common stock at the exercise price of $2.77 per share,
     (ii) June 1998 to purchase 104,480 shares at the exercise price of $3.80 per share and (iii) July 1998 to purchase 208,960 shares at the exercise price of $4.02 per share, all of which options are fully exercisable. These options expire in December 2005, June 2008 and July 2008, respectively. Does not include options granted in April 2000 to purchase 40,000 shares at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.
 (8) Includes options granted to Mr. McEntee in (i) June 1998 to purchase 104,480 shares of Class B common stock at the exercise price of $3.80 per share and (ii) July 1998 to purchase 313,440 shares at the exercise price of $4.02 per share, all of which options are fully exercisable. Such options will expire in June 2008 and July 2008, respectively. Does not include options granted in April 2000 to purchase 40,000 shares at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.

 (9) Includes options granted to Mr. Yaguda in July 1998 to purchase 208,960 shares of Class B common stock at the exercise price of $4.02 per share, which options are fully exercisable and will expire in July 2008. Does not include options granted in April 2000 to purchase 5,000 shares at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.
(10) Does not include options granted to Mr. Parra in April 2000 to purchase 5,000 shares of Class B common stock at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.
(11) Includes options granted to Mr. Goldberg in December 1998 to purchase 52,240 shares of Class B common stock at the exercise price of $4.20 per share, which options are fully exercisable and will expire in December 2008. Does not include options granted in April 2000 to purchase 5,000 shares at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.
(12) Does not include options granted to Mr. Traum in April 2000 to purchase 5,000 shares of Class B common stock at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.
(13) Does not include options granted to Mr. Brenner in April 2000 to purchase 5,000 shares of Class B common stock at the exercise price of $8.77 per share, which are not exercisable prior to September 3, 2000.

   The address for the ESOP, the Stock Growth Plan and Messrs. Marc Guild, Yaguda and Parra is Interep National Radio Sales, Inc., 100 Park Avenue, New York, New York 10017. Ralph Guild's address is 10 South Lake Trail, Palm Beach, Florida 33480. Mr. Goldberg's address is 200 Keller Lane, North Salem, New York 10560. Mr. McEntee's address is 2090 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33409, Mr. Traum's address is Moses & Singer, LLP, 1301 Avenue of the Americas, New York, New York 10019 and Mr. Brenner's address is HCFP Brenner Securities, LLC, 888 Seventh Avenue, New York, New York 10106.

                             ELECTION OF DIRECTORS

                           (Item 1 on the Proxy Card)

   Unless otherwise instructed, shares represented by the accompanying proxy will be voted FOR the election of Leslie D. Goldberg, who has been nominated by the Board of Directors to serve until the Annual Meeting of Shareholders in 2001, Howard M. Brenner and Marc G. Guild, who have been nominated by the Board of Directors to serve until the Annual Meeting of Shareholders in 2002, and Ralph C. Guild and Jerome S. Traum, who have been nominated by the Board of Directors to serve until the Annual Meeting of Shareholders in 2003, or, in each case, until their successors are elected and qualified. Each of the nominees is now a director. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Meeting.

   Interep's By-laws were amended in 1999 in connection with its initial public offering to provide for the division of the Board of Directors into three classes with staggered terms. In order to effect such arrangement, the current Board of Directors is being separated into three classes: one class will serve an initial term of one year, a second class will serve an initial term of two years and a third class will serve an initial term of three years. At the Meeting, all directors of all classes will stand for election to their initial terms. As the initial terms expire, each class will then be elected for a term of three years. At each future annual meeting, shareholders will only vote on one class of directors.

   The table below sets forth the nominees for director and their initial terms:

                Name                     Age          Position
                ----                     ---          --------
   Nominee to serve until Annual
    Meeting of Shareholders in
    2001:
   Leslie D. Goldberg.............        57          Director
   Nominees to serve until Annual
    Meeting of Shareholders in
    2002:
   Howard M. Brenner*.............        67          Director
   Marc G. Guild..................        49          Director; President, Marketing Division
   Nominees to serve until Annual
    Meeting of Shareholders in
    2003:
   Ralph C. Guild.................        71          Chairman of the Board and
                                                       Chief Executive Officer
   Jerome S. Traum*...............        64          Director

--------
*Member of the Compensation Committee and the Audit Committee

Biographical Information

   Howard M. Brenner has served as a director of Interep since December 1999. In 1990, Mr. Brenner founded Brenner Securities Corporation, Inc., a brokerage firm, and is its Chief Executive Officer and Chairman of the Board of Directors. Prior to 1990, Mr. Brenner served as President of Drexel Burnham Group, Inc. Mr. Brenner is a director of Translux, Inc.

   Leslie D. Goldberg served as President of Interep from August 1986 to the end of 1995 and has served as a director of Interep since 1986. He has been employed by Interep since 1968 in various capacities. Mr. Goldberg serves on the Board of Directors of the Radio Advertising Bureau.

   Ralph C. Guild has been Chairman of the Board and Chief Executive Officer of Interep since 1986 and has served as a director of Interep since 1967. He has been employed by Interep or its predecessors since 1957 in various capacities. In November 1991, Mr. Guild became one of the first inductees into the Broadcasting Hall of Fame. Mr. Guild serves on the Boards of Trustees of the Museum of Television & Radio, the Center for Communications and the University of the Pacific. In April 1998, Mr. Guild received the Golden Mike Award from the Broadcasters Foundation for outstanding contributions to the radio industry.

   Marc G. Guild has been President, Marketing Division of Interep since November 1989 and has served as a director of Interep since 1989. He was Executive Vice President of Network Sales/Operations from 1986 to 1989. Mr. Guild has been employed by Interep or its predecessors since 1975 in various capacities. As President, Marketing Division, Mr. Guild plays a key role in Interep's sales and marketing programs, the Interep Radio University and Interep's research and technology divisions and also oversees Interep's regional executives. Mr. Guild serves on the Board of Directors of the International Radio and Television Foundation.

   Jerome S. Traum has served as a director of Interep since 1994. Mr. Traum has been a partner with the New York law firm of Moses & Singer, LLP since June 1995. Before that, he was of counsel to the New York law firm of Proskauer Rose Goetz & Mendelsohn, beginning in 1991. Previously, he was a general partner of The Blackstone Group, an investment banking firm.

   None of the directors has any family relationship with any other director or with any executive officer, except that Marc Guild is Ralph Guild's son. Interep has no reason to believe that any nominees will be unable or unwilling to serve as a director, if elected. If, however, a nominee should decline or be unable to act as a director, the shares represented by the accompanying proxy will be voted for such other person as may be nominated by the Board of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED TO THE BOARD OF DIRECTORS.
                               ----------------

Committees and Meetings

   The Board of Directors had one meeting during the fiscal year ended December 31, 1999, which was a special meeting attended by all directors, and otherwise acted by unanimous written consent.

   Interep does not presently have any standing nominating committee of the Board of Directors or a committee performing similar functions. Interep's Board of Directors established an Audit Committee and a Compensation Committee in December 1999. The Audit Committee recommends the annual engagement of Interep's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles to be used by Interep in financial reporting, Interep's internal financial auditing procedures and the adequacy of Interep's internal control procedures and is generally responsible for monitoring the independence of the auditors. The Compensation Committee determines officers' salaries and bonus and administers Interep's 1999 Stock Incentive Plan. The members of each of the Audit Committee and the Compensation Committee are Jerome Traum and Howard Brenner. Neither the Compensation Committee nor the Audit Committee had any meetings during the fiscal year ended December 31, 1999.

Compensation of Directors

   Each director who is not an employee is entitled to a fee of $1,000 for each day of attendance at any meeting of the Board of Directors or any committee thereof, plus reimbursement of related reasonable out-of-pocket expenses. Other directors do not receive compensation for their services as directors but are reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending such meetings.

Compensation Committee Interlocks and Insider Participation

   For the fiscal year ended December 31, 1999, the entire Board of Directors determined executive officer compensation. Two members of the Board of Directors, Ralph Guild and Marc Guild, are officers of Interep, and participated in certain transactions with Interep during 1999. See "Certain Transactions and Relationships."

Executive Officers

   In addition to Ralph Guild and Marc Guild, who are directors as well as executive officers and whose biographical information is discussed above, Interep's executive officers are as follows:

               Name           Age             Position with Interep
               ----           ---             ---------------------
     William J. McEntee,
      Jr.....................  57   Vice President and Chief Financial Officer

     Stewart Yaguda..........  44   President, Interep Marketing Group

     Charles Parra...........  36   Chief Technology Officer

   William J. McEntee, Jr. has been Vice President and Chief Financial Officer of Interep since March 1997. Mr. McEntee serves in such positions pursuant to a Services Agreement between Interep and Media Financial Services, Inc. See "Certain Transactions and Relationships." Mr. McEntee was Chief Financial Officer at Sudbrink Broadcasting in West Palm Beach, Florida from 1971 through 1994. Mr. McEntee owned and managed WCEE-TV in Mt. Vernon, Illinois from 1994 until selling the station in 1996. Mr. McEntee currently owns WIOJ-AM in Jacksonville, Florida. He is a certified public accountant and formerly served as an audit manager for Arthur Andersen & Co.

   Stewart Yaguda has been President, Interep Marketing Group since April 1992. Mr. Yaguda was a director of marketing for Ciba-Geigy Corp., an international pharmaceuticals company, from 1985 to 1992, where he was responsible for a marketing budget of over $30 million for certain over-the-counter drugs. From 1981 to

1985, he was a product manager at Nabisco Brands. As President of Interep's Radio 2000 Program, Mr. Yaguda is responsible for attracting new advertisers to radio and expanding the advertising budgets of existing radio advertisers.

   Charles Parra has been Chief Technology Officer of Interep since September 1997. From July 1995 to August 1997, he was Interep's Director of Information Technology. Mr. Parra was a project manager for the information systems group at Russell Reynolds Associates, a New York-based executive search firm, from 1993 through 1995. From 1990 to 1993, Mr. Parra was a technical specialist for Sharp Electronics.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee

   The Compensation Committee of the Board of Directors is charged with the responsibility of, among other things, periodically reviewing and determining the cash and non-cash compensation and benefits of Interep's executive officers, as well as administering Interep's Stock Incentive Plan. This Committee was, however, established only recently, in December 1999, and it has not yet completed the formulation of its compensation programs and policies.

   Nevertheless, it is expected that the Compensation Committee will establish compensation programs designed to attract and retain qualified executives who are capable of leading Interep and to motivate them to high levels of performance in order to achieve Interep's business objectives, both short-term and long-term. The Committee believes that one key to achieving such goals will be to provide compensation that is competitive with compensation packages provided by comparable companies and of which a significant proportion is tied to performance in the form of annual incentive bonuses and long-term stock incentives. In particular, the Committee believes that the award of stock options under the Stock Incentive Plan will be a principal method of linking executive compensation to the creation of enhanced shareholder value.

   Thus, in taking its first significant action in April 2000, the Compensation Committee, after considering the recommendations of management, granted stock options under the Stock Incentive Plan to all of Interep's executives and to nearly all other employees.

   In the future, the Committee expects to review executive salaries annually and to consider both individual and company performance, levels of responsibility, prior experience and competitive pay practices in setting salaries for these executives and others at Interep. Annual bonus compensation is anticipated to be a significant element in the total cash compensation for executives and to be based on such factors as individual and company performance, including the achievement of earnings and other performance targets.

                                          Submitted by:

                                          Compensation Committee of the Board
                                          of Directors

                                          Howard M. Brenner
                                          Jerome S. Traum

Summary Compensation Table

   The following table shows compensation for services rendered in all capacities to Interep for the year ended December 31, 1999 by the following executive officers: the Chief Executive Officer and Interep's four most highly compensated executive officers other than the Chief Executive Officer. Interep did not grant stock options to any executive officer during fiscal 1999.

         Name and                                 Other Annual    All Other
    Principal Position     Year  Salary   Bonus   Compensation  Compensation(1)
    ------------------     ---- -------- -------- ------------  --------------
Ralph C. Guild ........... 1999 $910,898 $695,000   $104,583(2)    $18,902
 Chairman of the Board     1998  910,659  215,000    104,583(2)     19,141
 and Chief Executive
 Officer

Marc G. Guild ............ 1999  335,890  166,816        --         18,902
 President, Marketing      1998  315,659  126,000        --         19,141
 Division

William J. McEntee, Jr. .. 1999  111,438      --         --         12,162
 Vice President and        1998  111,223      --         --          9,855
 Chief Financial
 Officer(3)

Stewart Yaguda............ 1999  125,898   41,979     27,500(4)     18,902
 President, Interep        1998  125,659   65,000     27,500(4)     19,141
 Marketing Group

Charles Parra............. 1999  114,992   17,500        --         11,673
 Chief Technology          1998  108,865    5,000        --         11,840
 Officer

--------
(1) Includes amounts contributed by Interep on behalf of Messrs. Ralph Guild, Marc Guild, McEntee, Yaguda and Parra to the Stock Growth Plan of $14,102, $14,102, $8,562, $14,102 and $11,008, respectively, for 1999 and $14,341,
    $14,341, $8,777, $14,341 and $11,135, respectively, for 1998, and to the
    401(k) Plan of $4,800, $4,800, $3,600, $4,800 and $665, respectively, for
    1999 and $4,800, $4,800, $1,078, $4,800 and $705, respectively, for 1998.
(2) Represents payments under a supplemental income agreement. See "Employment Contracts."
(3) Mr. McEntee serves in such capacities pursuant to a Services Agreement between Interep and Media Financial Services, Inc. See "Certain Transactions and Relationships."
(4) Represents contributions to a compensation deferral arrangement.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

   The following table sets forth, as to each executive officer, the status of their options at the end of fiscal 1999. No options were exercised by any of them during fiscal 1999.

                            Number of                       Number of             In-the-Money
                         Shares Acquired    Value     Unexercised Options/       Options/SARs at
          Name             on Exercise   Realized($) SARs at Fiscal Year End   Fiscal Year End($)
          ----           --------------- ----------- ----------------------- -----------------------
                                                                    Non-                    Non-
                                                     Exercisable exercisable Exercisable exercisable
                                                     ----------- ----------- ----------- -----------
Ralph C. Guild..........       --            --       2,559,759      --       2,559,759      --
Marc G. Guild...........       --            --         417,920      --         417,920      --
William J.
 McEntee, Jr. ..........       --            --         417,920      --         417,920      --
Stewart Yaguda..........       --            --         208,960      --         208,960      --
Charles Parra...........       --            --             --       --             --       --

Employment Contracts

   Ralph Guild is employed as our Chairman of the Board and Chief Executive Officer under an employment agreement. The term of this agreement runs through February 29, 2005 and is automatically extended for an additional year each March 1 unless either we or Ralph Guild notifies the other on or before February 1 of the same year of our or his election not to extend the agreement. Ralph Guild receives a base salary of not less than $925,000 per year, plus any bonus, incentive or other types of additional compensation which our Board of Directors determines to pay. Further, he is entitled to receive annual incentive compensation based on increases in our Adjusted EBITDA. If Adjusted EBITDA for any year is greater than the Adjusted EBITDA for the previous year, Ralph Guild will be entitled to a bonus equal to a percentage of his base salary equal to two times the percentage increase of Adjusted EBITDA for such year over the higher of Adjusted EBITDA for the prior year and the highest Adjusted EBITDA for any prior year back to 1998. If we elect not to extend the term of the agreement, we are required to retain Ralph Guild as a consultant for an additional two years at a fee equal to his base salary in effect at such time.

   The agreement provides for continued payment of Ralph Guild's base salary through the balance of its term, plus two years, if (i) Ralph Guild terminates his employment with us by reason of our material breach of the agreement, (ii) Ralph Guild is not re-appointed as Chairman of the Board and Chief Executive Officer or ceases to be elected as a director, other than by his own choice or for reasons justifying termination of his employment by us for cause, or (iii) there is a change in control of our Board of Directors. Ralph Guild may not compete with us during the term of the employment agreement and thereafter for as long as he is receiving compensation under the agreement. The agreement also provides (i) in the case of Ralph Guild's permanent disability, for payments to Ralph Guild equal to 75% of his then current salary, less any income disability benefits to which he may be entitled, for the balance of his employment term and (ii) in the case of Ralph Guild's death, at the option of his estate or his designated beneficiary, for a death benefit equal to either the present value at the time of his death of the entire amount of the salary that would have been payable to him for the balance of his employment term or the payment of his then current salary over the balance of his employment term.

   Ralph Guild also has a supplemental income agreement pursuant to which we pay him $104,583 per year, payable in monthly installments, through 2008. We maintain a whole life insurance policy on Ralph Guild for the purpose of funding the supplemental income agreement.

   Marc Guild is employed as our President, Marketing Division, under an employment agreement. The term of this agreement runs through March 31, 2005 and is automatically extended for an additional year each April 1 unless either we or Marc Guild notifies the other on or before March 1 of the same year of our or his election not to extend the agreement. Under the agreement, Marc Guild receives a base annual salary of $360,000 and a minimum incentive amount of $90,000 per year, which is payable by us only if we achieve certain financial or other goals set at the beginning of each year. The agreement also provides that if his employment is terminated because of his permanent disability, Marc Guild is entitled to payments equal to 75% of his then current salary plus 75% of his then current incentive bonus, less any income disability benefits that he may receive or to which he may be entitled, for the duration of the term of the agreement. If his employment is terminated because of his death or by Marc Guild for cause, he is entitled to his then current salary, plus 75% of his then current incentive bonus, and in addition, if he terminated his employment for cause, he is entitled to payment of the consulting fees that would have been payable if his employment had not been terminated. If we elect not to extend the term of the agreement, we are required to retain Marc Guild as a consultant for an additional two years at a fee equal to his base salary in effect at such time.

Indemnification Agreements

   We are a party to an indemnification agreement with each of our directors and certain of our executive officers. These agreements entitle these persons to be indemnified, which may include advancement of expenses, to the fullest extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by an indemnitee in actions brought against him or her in connection with any act taken in his or her capacity as a director or executive officer. Under these agreements, each decision as to indemnification will be made by a majority of the disinterested members of our Board of Directors, if such members constitute a quorum of the full Board, or otherwise by independent legal counsel selected by our Board.

Certain Transactions and Relationships

   Pursuant to a services agreement between Interep and Media Financial Services, Inc. ("Media"), Interep retained Media, for a five-year term commencing June 1, 1997, to provide certain financial and accounting services for Interep and its subsidiaries. These services include the preparation of monthly, quarterly and annual financial statements, the preparation and filing of all required federal, state and local tax returns and all billing, accounts receivable, accounts payable and collections functions. Under the services agreement, Mr. McEntee, who is the President of Media and its sole shareholder, is in charge of all services rendered by Media to Interep and also serves as Vice President and Chief Financial Officer of Interep for an annual salary of $120,000. For its services, Media was paid fees of approximately $1.4 million in 1997, $2.6 million in 1998 and $3 million in 1999. Its annual fees for 2000, 2001 and the first five months of 2002 will be approximately $3 million, $3.1 million and $1.3 million, respectively.

   Since December 1979, Interep has leased a building from a trust of which Ralph Guild is the income beneficiary, Marc Guild is the trustee and Marc Guild, Adam Guild and their siblings are residual beneficiaries. We use the building from time to time for training sessions and management meetings. The lease expires on December 31, 2009 and provides for base annual rentals increasing from $78,000 per year to $102,000 per year over the term of the lease, subject to adjustment for actual usage. In each of 1996, 1997 and 1998 total lease expense was $74,000. Interep also leases an apartment in New York City from a partnership of which Marc Guild, Adam Guild and their siblings are limited partners. The apartment is for the use of visiting Interep employees, including Ralph Guild, when they are working in the New York office. The lease expires on January 31, 2009 and provides for annual rent of $120,000, subject to increase for up to 50% of any increases in applicable real estate taxes and common charges. Interep believes the terms of these lease arrangements are at least comparable to, if not more favorable to Interep than, the terms which would have been obtained in transactions with unrelated parties. Interep intends to continue these or other arrangements in the future as long as it believes each transaction is more beneficial to Interep than using an unrelated provider. Adam Guild and Phillip Brown, who are Ralph Guild's son and son-in-law, respectively, are also employees.

   In June 1998, we disposed of our non-radio rep firm subsidiary, Corporate Family Network, Inc., or CFN. The results of operations of CFN had resulted in immaterial losses since its inception. We sold CFN to Ralph Guild for a purchase price of $200,000, which was our estimate of the net fair market value of CFN, payable $50,000 in cash and $150,000 by execution and delivery by Mr. Guild of a promissory note payable in three annual installments of $50,000 each and bearing interest at a fluctuating rate equal to the prime rate of BankBoston, N.A., plus one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial statements of beneficial ownership and statements of changes in beneficial ownership of our common stock on Forms 3, 4 and 5, and to furnish us with copies of all such forms they file. Based on a review of the copies of such forms furnished to us, we believe that all of our officers, directors and greater than 10% beneficial owners filed all such forms which were required to be filed during 1999. However, the initial statements on Form 3 required to be filed by each of such persons and entities, Ralph C. Guild, Marc G. Guild, William J. McEntee, Jr., Leslie D. Goldberg, Jerome S. Traum, Stewart Yaguda, Charles Parra and Howard
M. Brenner, our ESOP and our Stock Growth Plan, were filed later than 10 days after the consummation of our initial public offering.

Performance Graph

   The Securities and Exchange Commission requires us to present a chart comparing the cumulative shareholder return on the common stock with the cumulative shareholder return of a broad equity market index, such as the Standard & Poor's 500 Stock Index and either a nationally-recognized industry standard or a group of peer companies selected by Interep. Interep has selected, for purposes of this performance comparison, the Standard & Poor's Broadcasting (TV, Radio and Cable) Index. The graph assumes that $100 was invested on December 9, 1999 (the date on which the Class A common stock began trading) in the Class A common stock, that $100 was invested on November 30, 1999 (the date closest to December 9, 1999 for which data is available) in the S&P 500 Index and the S&P Broadcasting (TV, Radio & Cable) Index, and that all dividends were reinvested (except as to Interep because it had no dividends during these periods).

                 COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
          AMONG INTEREP NATIONAL RADIO SALES, INC., THE S&P 500 INDEX
               AND THE S&P BROADCASTING (TV, RADIO & CABLE) INDEX






                                                       Cumulative Total Return
                                                       -----------------------
                                                         12/9/99      12/31/99
                                                       -----------  ------------
INTEREP...............................................      100.00        111.46
S&P 500...............................................      100.00        105.89
S&P BROADCASTING (TV, RADIO & CABLE)..................      100.00        109.84

--------
* $100 INVESTED ON 12/9/99 IN STOCK OR ON 11/30/99 IN INDEX--INCLUDING REINVESTMENT OF DIVIDENDS (EXCEPT AS TO INTEREP) FISCAL YEAR ENDED DECEMBER 31.

                      RATIFICATION OF INDEPENDENT AUDITORS

                           (Item 2 on the Proxy Card)

   The Board of Directors has selected the firm of Arthur Andersen LLP as its independent auditors for the 2000 fiscal year and is submitting its selection to the shareholders for ratification. Arthur Andersen LLP has been serving the Company in this capacity since prior to 1990. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is expected to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INTEREP'S INDEPENDENT AUDITORS.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

   In order for a shareholder proposal to be eligible for inclusion in Interep's proxy material relating to its 2001 Annual Meeting of Shareholders it must be in writing and received by Interep's Secretary prior to March 12, 2001. The proposal must also meet other requirements of the Securities and Exchange Commission relating to shareholder proposals. Further, shareholders wishing to bring any matter before a meeting should consult Interep's By-laws with respect to any applicable notice or other procedural requirements.

                                 ANNUAL REPORT

   All shareholders of record on July 5, 2000, have been sent, or are concurrently being sent, a copy of the Company's 1999 Annual Report, which contains Interep's certified financial statements for the fiscal year ended December 31, 1999.

   Any person who was a shareholder of Interep at the close of business on July 5, 2000 may obtain copies of Interep's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without charge, by written request to Interep, 100 Park Avenue, New York, New York 10017, Attention: Investor Relations.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors knows of no matter other than those described in this Proxy Statement which will be presented for consideration at the Meeting. If any other matter or matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Paul Parzuchowski
                                          Secretary

July 10, 2000

   Please date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States.

--------------------------------------------------------------------------------

                       INTEREP NATIONAL RADIO SALES, INC.

            PROXY - ANNUAL MEETING OF SHAREHOLDERS - AUGUST 8, 2000

                       SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned shareholder of Interep National Radio Sales, Inc., a New York corporation (the "Company"), hereby appoints Ralph C. Guild, Marc G. Guild and William J. McEntee, Jr., and each of them, the true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned in all matters coming before the Annual Meeting of Shareholders of the Company, to be held at the offices of the Company at 100 Park Avenue, New York, New York 10017, on Tuesday, August 8, 2000, at 10:00 a.m., and any adjournments thereof, and to vote all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting as follows:

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

               (Continued and to be signed on the reverse side.)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                       INTEREP NATIONAL RADIO SALES, INC.

                                 August 8, 2000



           \/   Please Detach and Mail in the Envelope Provided  \/
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

        The Board of Directors recommends a vote "For" the nominees and
                               "For" ratification.

                   FOR            WITHHELD
               All Nominees   From All Nominees
1. Election                                          Nominees:
   of              [_]              [_]              To serve until the Annual Meeting of
   Directors                                         Shareholders in 2001:
                                                        Leslie A. Goldberg
For, Except Vote Withheld from the Following         To serve until the Annual Meeting of
Nominee(s):                                          Shareholders in 2002:
                                                        Howard M. Brenner and Marc G. Guild
                                                     To serve until the Annual Meeting of
[_] ________________________________________         Shareholders in 2003:
                                                        Ralph C. Guild and Jerome S. Traum

                                         FOR     AGAINST     ABSTAIN
2. Ratification of the selection of the  [_]       [_]         [_]
   Company's Independent Auditors.

3. To vote with discretionary authority with respect to all other matters that may come before the meeting or any adjournment.

   The undersigned revokes any proxy previously given and ratifies and confirms all that the proxies appointed hereby, or either one of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. All of said proxies or their substitutes who shall be present and act at the Annual Meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted. The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated July 10, 2000.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NUMBER OF SHARES: _______________

SHAREHOLDER:_____________Date:_______ SIGNATURE:_____________DATED:_______, 2000

NOTE: Please print name(s) in which shares are held. Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.